Exhibit 10.18

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is made by and between SolarWinds.Net, Inc., an Oklahoma corporation (the “Company”) and Donald C. Yonce (“Employee”) as of May 31, 2007. The Company and Employee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Employee and the Company entered into an Employment Agreement dated as of December 14, 2005 (the “Employment Agreement”), and Employee’s employment with the Company is being terminated as of December 31, 2006 (the “Termination Date”).

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

1. Consideration.

a. Severance Payment. The Company agrees to pay to a charity of the Employee’s choosing (South Tulsa Baptist Church) a one-time, final, lump sum severance payment in the amount of $300,000 within 7 days of the date of this agreement. This payment is being made pursuant to express instructions from Employee in lieu of paying Employee a severance payment as contemplated by the Employment Agreement. Pursuant to this payment, Employee hereby forever releases the Company and all of its affiliates in connection with or relating to any and all actions, causes of action, suits, damages, judgments, rights, controversies, claims, counterclaims, demands, debts, covenants, liabilities, contracts, obligations or liens relating to the severance payment provided for in the Employment Agreement.

b. Employee acknowledges that without this Agreement, Employee would not be entitled to the payments set forth in this Section 1. Employee also acknowledges that Employee is not entitled to any additional form of compensation, benefit, or payment other than that listed in this Agreement, and that this Agreement is the full, final, and complete settlement of any employment claims between the Company and Employee, including but not limited to any claims that may be brought pursuant to the Employment Agreement.

2. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, vacation pay and/or paid time off, housing allowances, relocation costs, interest, severance, outplacement costs, fees, stock, stock options, vesting, commissions and any and all other benefits and compensation due to Employee through the Termination Date. This acknowledgment and representation does not apply to amounts that are referenced in paragraphs 1.a. and 1.b. above.

3. Continuation of Management Fees. For the avoidance of doubt, nothing herein will amend, modify or terminate the rights of SolarWinds Management, LLC under that certain management fee letter agreement dated December 13, 2005. SolarWinds Management, LLC will continue to receive annual management fees from The Company.

4. Benefits. Employee’s participation in all benefits and incidents of employment not specifically addressed in this Agreement, including without limitation health insurance benefits and the right to contribute to the Company’s 401k plan, will cease on the Termination Date.

5. Release of Claims by the Company. The Company hereby and forever releases the Employee from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action taken by the Employee in good faith as an employee of the Company. This release does not extend to any obligations incurred under this Agreement and/or those agreements listed in Schedule I hereto.

6. Release of Claims by Employee. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee hereby and forever releases the Company from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to employment matters, that Employee may possess against the Company arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement. This release does not extend to any obligations incurred under this Agreement and/or those agreements listed in Schedule I hereto.

7. Confidential Information/Noncompetition. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with Section 3 (and all surviving terms) of the Employment Agreement. Employee agrees that his receipt of the consideration described in Section 1 of this Agreement is contingent upon his continued compliance with all surviving terms of the Employment Agreement, including but not limited to the noncompetition provisions set forth in Section 3 thereof. Employee agrees that if he violates any surviving provision of the Employment Agreement, the Company will he entitled immediately to cease payment on any outstanding amounts pursuant to this Agreement, and that Employee will repay to the Company any severance payment already received.

8. No Admission of Liability. No action taken by the Parties hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by the Parties of any fault or liability whatsoever to the other Party or to any third party.

9. Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

10. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s employment with, services to, compensation by and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company, with the exception of any stock or management fee agreement between Employee and the Company and the surviving provisions of the Employment Agreement (including but not limited to the noncompetition provisions in Section 3 of the Employment Agreement). This Agreement may only be amended in writing signed by

Employee and a designated representative of each of Insight Venture Partners and Bain & Company, Inc.

11. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

SolarWinds.Net, Inc.

Dated:	6/5/07	By:	/s/ Kevin B. Thompson

Donald C. Yonce, an individual

Dated:	May 31, 2007	Employee Signature:	/s/ Donald C. Yonce

SCHEDULE I

Stock Purchase Agreement, dated as of December 14, 2005, by and among the Purchasers, the Company, the Selling Stockholders, DCY and DAY, and all documents directly and indirectly related to the Stock Purchase Agreement including, but not limited to the following.

Stockholders Agreement, dated as of December 14, 2005, by and among the Company, the Purchasers and the Selling Stockholders

Registration Rights Agreement, dated as of December 14, 2005, by and among the Company, the Purchasers and the Selling Stockholders, and Amendment No 1 to the Registration Rights Agreement dated December 19, 2006.

Redemption Agreement, dated as of December 14, 2005, by and among the Company and the Selling Stockholders and Amendment No 1 to Redemption Agreement dated December 19, 2006.

Consent to Action Without a Meeting of the Board of Directors or Shareholders of SolarWinds.Net, Inc. dated December 13, 2005

Limited Liability Company Agreement of the Subsidiary, dated as of December 14, 2005

Consent of the Board of Managers of SolarWinds.Net, LLC, dated as of December 14, 2005

Assignment and Assumption Agreement, dated as of December 14, 2005, by the Company to and in favor of the Subsidiary

Secretary’s Certificate of the Company, dated as of December 14, 2005

Officer’s Certificate of SolarWinds Management, dated as of December 14, 2005